GOLDMAN SACHS ASSET MANAGEMENT
                      GOLDMAN SACHS FUNDS MANAGEMENT, L.P.
                  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL


                                 CODE OF ETHICS

                                              Effective January 23, 1991
                                              (as   revised   October  1, 1995)

I.   DEFINITIONS

     A. "Access person" with respect to Goldman Sachs Asset Management ("GSAM") means (because GSAM is primarily engaged in a business other than advising registered investment companies or other advisory clients) only those officers, general partners or advisory persons of GSAM who, with respect to any investment company, make recommendations or participate in the determination of which recommendation shall be made to any investment company, or whose principal function or duties relate to the determination of which recommendation shall be made to any investment company, or who, in connection with their duties, obtain any information concerning such recommendations which are being made to the investment company. "Access person" with respect to Goldman Sachs Asset Management International ("GSAMI") and Goldman Sachs Funds Management, L.P. ("GSFM") shall mean any director, officer, general partner or advisory person of GSAMI or GSFM, as the case may be.

     B.   "Adviser" means each of GSAM, GSAMI and GSFM.

     C. "Advisory person" means (i) any officer or employee of the Adviser or any company in a control relationship to the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

     D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for an investment company.

     E. "Beneficial ownership" of a security shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term "pecuniary interest" with respect to any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     F. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     G. "Investment company" means a company registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"), or any series thereof for which the Adviser is the investment adviser.

     H. "Portfolio manager" means every person who is responsible for the day-to-day management of an investment company, or who shares such responsibility with another portfolio manager.

     I. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     J. "Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by access persons. The term "Alternative Review Officer" shall mean the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to each Adviser.

     K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies (including those for which the Adviser serves as investment adviser), securities issued by the Government of the United States or an agency thereof within the meaning of Section 2(a)(16), bankers' acceptances, bank certificates of deposit, commercial paper and, for other than Quantitative Equity/Trading Personnel of the Adviser, options on broad based market indices.

II.  LEGAL REQUIREMENTS

               Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any access person of the Adviser to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such access person of any security held or to be acquired by an investment company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to
Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any access person of the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by an investment company:

     (1) To employ any device, scheme or artifice to defraud such registered investment company;

     (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

     (4) To engage in any manipulative practice with respect to such registered investment company.

III. STATEMENT OF POLICY

               It is the policy of the Adviser that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Adviser is, and has been, that each access person shall place at all times the interests of each investment company and its shareholders first in conducting personal securities transactions. Accordingly, private securities transactions by access persons of the Adviser must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with, or relationship to, any investment company, the Adviser or any affiliated company.

               Without limiting in any manner the fiduciary duty owed by access persons to the investment companies or the provisions of this Code, it should be noted that the Adviser and the investment companies consider it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the investment companies; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such
investments  by  those  responsible  for  the  continuous   supervision  of  the
investment companies' portfolios. It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by access persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an access person should be conducted in such a manner so as to eliminate the possibility that the access person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of an investment company's portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to any investment company.

IV.  EXEMPTED TRANSACTIONS

               The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section V of this Code shall not apply to:

     A. Purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by an investment company;

     C. Purchases or sales of securities which are non-volitional on the part of either the access person or an investment company;

     D. Purchases or sales of securities which are part of an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the access person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by an investment company;

     E. Purchases of securities effected upon the exercise of rights issued by an issuer pro --- rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     F. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class; and

     G. Purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to an investment company because the securities transaction involves a small number of shares of an issuer with a very large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.

V.   PROHIBITED PURCHASES AND SALES

               While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities.

     A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the security:

          (1) is being considered for purchase or sale by an investment company; or

          (2)  is being purchased or sold by an investment company.

     B. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of an investment company) any information regarding securities transactions by an investment company or consideration by an investment company or the Adviser of any such securities transaction.

     C. No access person shall recommend any securities transaction for an investment company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities or such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth (as determined by the Review Officer) and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

     D. No access person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an investment company or any issuer of any security owned by an investment company.

     E. No advisory person shall accept any gift or personal benefit valued in excess of $100 annually from any single person or entity that does business with or on behalf of an investment company. Gifts of a de minimis value (i.e., gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the advisory person and the giver are present, and promotional items of de minimis value may be accepted. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

     F. No access person shall enter an order for the purchase or sale of a security which an investment company is purchasing or selling or considering for purchase or sale until the later of (i) the day after the investment company's transaction in that security is completed or
          (ii) after the investment company is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the security and the market for such security, the order of the access person will not adversely affect the price paid or received by the investment company. Any securities transactions by an access person in violation of this Subsection F must be unwound, if possible, and the profits, if any, must be disgorged to the affected investment company or to charity.

     G. No advisory person shall, directly or indirectly, purchase any security sold in an initial or secondary public offering of an issuer, regardless of whether the issue is a "hot issue."

     H. No advisory person shall, directly or indirectly, purchase any security issued pursuant to a private placement without obtaining prior written approval from the Review Officer. Any approval will take into account whether the investment opportunity should be reserved for an investment company and whether the opportunity is being offered to the advisory person by virtue of his or her position with or relationship to an investment company.

     I. No advisory person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the investment companies and their shareholders. Such interested advisory person may not participate in the decision for any investment company to purchase and sell securities of such company.

     J. No portfolio manager shall, directly or indirectly, purchase or sell any security in which he or she has, or by reason of such purchase acquires, any beneficial ownership interest within a period of seven
          (7) calendar days before and after any investment company advised by the portfolio manager has purchased or sold such security. Any securities transaction by a portfolio manager in violation of this Subsection J must be unwound, if possible, and the profits, if any, must be disgorged to the applicable investment company or to charity.

     K. No access person shall, in the absence of prior written approval by the Review Officer, sell any security (including any option) that was purchased, or purchase a security (including any option) that was sold, within the prior 60 calendar days (measured on a last-in first-out basis).

VI.  BROKERAGE ACCOUNTS

               Access persons are required to direct their brokers to supply to the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the access person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section IV applies. If an access person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

VII. PRECLEARANCE PROCEDURE

               Prior to effecting any securities transactions in which an access person has a beneficial ownership interest, the access person must receive approval by the Adviser. Any approval is valid only for the number of day(s) as may be determined from time to time by the Adviser. If an access person is unable to effect the securities transaction during such period, he or she must reobtain approval prior to effecting the securities transaction.

               The Adviser will decide whether to approve a personal securities transaction for an access person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code, including whether the security at issue is being considered for purchase or sale for an investment company. The Adviser is not required to give any explanation for refusing to approve a securities transaction.

VIII. REPORTING

     A. Every access person shall report to the Review Officer the information described in Section VIII-C of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the security.

     B. Notwithstanding Section VIII-A of this Code, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

     C. Unless reports are deemed to have been made under Section VIII-F of this Code, every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (1) The date of the transaction, the title, class and the number of shares, and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

     D.   If no  transactions  in any  securities  required to be reported under
          Section VIII-A were effected during a quarterly period by an access person, such access person shall report to the Review Officer not later than ten (10) days after the end of such quarterly period stating that no reportable securities transactions were effected.

     E. These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that an access person shall not be required to make a report with respect to securities transactions effected for any account over which such access person does not have any direct or indirect influence or control. Every report concerning a securities transaction with respect to which the reporting person relies upon one of the exemptions provided in Section IV shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     F. Reports shall be deemed made with respect to any account where the access person has made provisions for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review. With respect to investment companies for which the Adviser does not act as investment adviser, reports required to be furnished by officers and trustees of such investment companies who are access persons of the Adviser must be made under Section VIII-C of this Code and furnished to the designated review officer of the relevant investment adviser.

     G. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he or she has or had any direct or indirect beneficial ownership in the security to which the report relates (a "Subject Security") or (b) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an investment company on the same day.

IX.  DISCLOSURE OF PERSONAL HOLDINGS.

               All advisory persons shall submit to the Review Officer initially upon becoming an advisory person, and annually thereafter in January, a report, in a form acceptable to the Adviser, disclosing all securities in which such person has a beneficial ownership interest.

X.   ANNUAL CERTIFICATION OF COMPLIANCE

               Each access person shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (i) has read and understands this Code of Ethics and recognizes that he or she is subject thereto, (ii) has complied with the requirements of this Code of Ethics and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

XI.  CONFIDENTIALITY

               All reports of securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the investment companies and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XII. REVIEW OF REPORTS

     A. The Review Officer shall compare the reported personal securities transactions of each access person with completed and contemplated portfolio transactions of the investment companies to determine whether any transactions that violate the Statement of Policy set forth above may have occurred (a "Reviewable Transaction"). In the case of reports of personal securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any access person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such person an opportunity to supply additional explanatory material.

     B. If the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the access person to the President of the Adviser (or any Vice President of the Adviser if the actions of the President are at issue), who shall make an independent determination of whether a violation of this Code has occurred.

     C. On an annual basis, the Review Officer shall prepare for the Board of Trustees a summary of the level of compliance by all access persons with this Code of Ethic during the previous year, including without limitation the percentage of reports timely filed and the number and nature of all material violations. Also on an annual basis, the Review Officer shall prepare a report identifying any recommended changes to existing restrictions or procedures based upon the Adviser's experience under this Code of Ethics, evolving industry practices and developments in applicable laws or regulations. The Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer.

XIII. SANCTIONS

     Upon discovering a violation of this Code, the Adviser may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected investment company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser may require the access person to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code by an access person may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of trustees of the investment company with respect to whose securities the violation occurred.

XIV. INTERPRETATION OF PROVISIONS

               The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

XV.  IDENTIFICATION OF ACCESS PERSONS

     The Adviser shall identify all persons who are considered to be "access persons," "advisory persons" and "portfolio managers," inform such persons of their respective duties and provide such persons with copies of this Code.

XVI. EXCEPTIONS TO THE CODE

     Although exceptions to the Code will rarely, if ever, be granted, the President of the Adviser, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Code. All such exemptions must be received in writing by the person requesting the exemption before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the investment companies at their next regularly scheduled Board meetings.

XVII. RECORDS

     The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Commission.

     A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

     B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     C. A copy of each report made by an access person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

     D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.